Exhibit (e)(ii)

LIMITED LIABILITY COMPANY AGREEMENT

OF

RANGER HOLDING LLC

         This Limited Liability Company Agreement of RANGER HOLDING LLC, dated as of December 20, 2001, is entered into among Irvin L. Levy, Lester A. Levy, Sr., Robert M. Levy, John I. Levy, Lester A. Levy, Jr., Walter M. Levy and Ann Levy Cox as members (jointly, the “Members” and together with the affiliates of the Members, the “Holding Group”) and shall be deemed effective as of October 16, 2001.

         WHEREAS, on October 16, 2001, the Members formed the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq., as amended from time to time and including any successor statute of similar import, the “Act”) by the filing of the Certificate of Formation of the Company with the Department of State of the State of Delaware on October 16, 2001;

         WHEREAS, as of the date hereof, each Member owns directly or indirectly the number of shares of common stock, par value $1.00 per share (the “Shares”), of NCH Corporation, a Delaware corporation (“NCH”), set forth opposite the name of such Member in Exhibit A hereto and, in the aggregate, the Members own, directly or indirectly, approximately 57% of the issued and outstanding Shares (such Shares the “Holding Group Shares”);

         WHEREAS, the Members have proposed to NCH that the Holding Group, acting through Ranger Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Purchaser), will make an offer (as set forth in more detail below) to acquire all of the outstanding Shares other than the Holding Group Shares (the “Public Shares”) and following the consummation of such offer will cause Purchaser to be merged with and into NCH (the “Merger”);

         WHEREAS, in furtherance of the Merger and of Purchaser’s acquisition of all of the Public Shares, Purchaser will make a cash tender offer (the “Offer”) to acquire any and all of the Public Shares for $52.50 per share (the “Per Share Amount”) and thereafter, the Holding Group will contribute the Holding Group Shares to Purchaser and cause Purchaser to effect the Merger, in each case upon the terms and subject to the conditions of that certain Agreement and Plan of Merger, dated as of the date hereof, among the Company, the Purchaser and NCH (the “Merger Agreement”);

         WHEREAS, the board of directors of NCH at a meeting duly called and held, and acting on the unanimous recommendation of a special committee comprised entirely of non-management independent directors (the “Special Committee”), has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated hereby and has determined that each of the Offer and the Merger is fair to, and in the best interests of, the holders of the Public Shares and recommended the acceptance of the Offer and approval and adoption of the Merger Agreement and the transactions contemplated thereby by the holders of the Public Shares; and

         WHEREAS, upon the consummation of the Merger, the Company will become the sole shareholder of NCH.

         NOW THEREFORE, the parties hereto agree hereby as follows:

         1.     Name. The name of the limited liability company is Ranger Holding LLC (the “Company”).

         2.     Purpose. The purpose of the Company, and the nature of the business to be conducted and promoted by the Company, is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable or incidental to the foregoing, including the contribution of the Holding Group Shares to Purchaser, the making of the Offer through Purchaser, the Merger and the other transactions contemplated by the Merger Agreement.

         3.     Term. The term of the Company commenced on the date the certificate of formation of the Company was filed in the office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved pursuant to the provisions of Section 10.

         4.     Powers of the Company. Subject to any limitations set forth in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2.

         5.     Registered Office. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Company may also have offices at such other places within or without the State of Delaware as the Managing Members (as such term is defined herein) may from time to time designate or the business of the Company may require.

         6.     Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

         7.     Fiscal Year. The fiscal year of the Company shall end on December 31.

         8.     Allocations; Distributions.

         (a)  Allocations. The income, gains, losses, credits and deductions of the Company for each taxable period shall be determined as of the end of such taxable period and shall be allocated for federal, state and local income tax purposes, to the extent permitted under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, among the Members in accordance with the respective Membership Interests.

         (b)  Distributions. From time to time a Managing Member may declare distributions of cash or Company property. Any distribution by the Company, whether in kind or in cash, shall be made in accordance with the respective rights of the Membership Interests owned by the Members at the time of such distribution.

         (c)  Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of such Member’s interest in the Company if such distribution would violate any law.

         9.     Members. The names and the business, residence or mailing addresses of the Members are as follows:

Name	Address

Irvin L. Levy	2727 Chemsearch Boulevard Irving Texas 75062

Lester A. Levy, Sr.	2727 Chemsearch Boulevard Irving Texas 75062

Robert M. Levy	2727 Chemsearch Boulevard Irving Texas 75062

John I. Levy	2727 Chemsearch Boulevard Irving Texas 75062

Lester A. Levy, Jr.	2727 Chemsearch Boulevard Irving Texas 75062

Walter M. Levy	2727 Chemsearch Boulevard Irving Texas 75062

Ann Levy Cox	2727 Chemsearch Boulevard Irving Texas 75062

         10.     Management; Authorized Person.

         (a)  Irvin L. Levy and Lester A. Levy, Sr. shall each be a “Manager” as defined in the Act (each, a “Managing Member” and together, the “Managing Members”). The business and affairs of the Company shall be managed by the Managing

Members, each acting alone or acting together, and no other Member (acting in its, his or her capacity as such) shall have the power, authority or right to bind the Company. The Company may only act and bind itself through the actions of a Managing Member, or through the actions of the agents and employees of the Company (as described in paragraph (b) below) if and to the extent authorized by this Agreement or by a Managing Member in accordance with the provisions of this Agreement. A Managing Member shall have (i) the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware, (ii) the power to make all filings and elections for federal, state, local or foreign tax purposes and (iii) the power to convert the Company pursuant to Section 18-216 of the Act or similar provisions. Yael Lustmann (or such other person as may from time to time be designated by a Managing Member for such purpose) (the “Authorized Person”) is hereby designated as an Authorized Person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof); any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business; any documents required to obtain a U.S. taxpayer identification number; and any documents otherwise required in order for the Company to conduct business.

         (b)  A Managing Member may (i) authorize by written action any person to enter into and perform any agreement on behalf of the Company, (ii) appoint a President, one or more Executive Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurer, with duties and powers described in this Section 10 and (iii) appoint individuals, with such titles as such Managing Member may select, as employees of the Company to act on behalf of the Company, with such power and authority as such Managing Member may delegate from time to time to any such person. Any such persons, officers and employees designated by a Managing Member to act on behalf of the Company may be appointed or removed by a Managing Member at any time and from time to time, with or without cause.

         (c)  Any person or entity dealing with the Company, a Managing Member or any of the persons described in paragraph (b) above (collectively, the “Authorized Persons”) may rely upon a certificate signed by a Managing Member (or the President of the Company), as to the identity of a Managing Member or any other Authorized Person and as to the authority of a Managing Member or such other Authorized Person to execute and deliver any instrument or document on behalf of the Company.

         (d)  The Chief Executive Officer or President of the Company shall perform such duties and exercise such powers as are incident to the office of the president of a corporation organized under the General Corporation Law of the State of Delaware

(8 Del. C. § 101, et seq.) (“DGCL”) and shall perform such other duties and exercise such other powers as may from time to time be prescribed by a Managing Member. The Chief Executive Officer or President shall have the power and authority to conduct the day to day activities of the Company and to take all actions to be taken by or on behalf of the Company that are contemplated by this Agreement. Initially, Irvin L. Levy shall be the President and Chief Executive Officer of the Company.

         (e)  Each Executive Vice President, if any, shall perform such duties and exercise such powers as may be assigned to each of them from time to time by a Managing Member or the Chief Executive Officer or President and shall have the authority to act on behalf of the Company, subject to the terms and conditions of this Agreement.

         (f)  The Secretary of the Company shall keep the records of all meetings and written actions of the Managing Members, acting alone or together, and shall be the custodian of all contracts, deeds, documents and all other indicia of title to properties owned by the Company and of its other corporate records and in general shall perform all duties and have all powers incident to the office of the secretary of a corporation organized under the DGCL and shall perform such other duties and exercise such other powers as may from time to time be prescribed by a Managing Member. The Assistant Secretary shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other power as a Managing Member may from time to time prescribe.

         (g)  The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Chief Executive Officer or President of the Company or a Managing Member and in general shall perform all duties and have all powers incident to the office of the treasurer of a corporation organized under the DGCL and shall perform such other duties and exercise such other powers as may from time to time be prescribed by a Managing Member. The Assistant Treasurer shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as a Managing Member may from time to time prescribe.

         11.     Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the sale, transfer or other disposition of all the assets of the Company, (b) the effective date of the written decision of the

Members to dissolve the Company, or (c) the entry of a decree of judicial dissolution under section 18-802 of the Act.

         12.     Membership Interests.

         (a)  The limited liability company interests in the Company include the right to share in income, gains, losses, deductions, credits, or similar items of, and to receive distributions from, the Company pursuant to this Agreement and the Act (such interests, “Membership Interests”). The Managing Members, acting alone or together, are hereby authorized to issue and sell Membership Interests, to such persons, at such time, in such amounts as may be approved by the Managing Members, acting alone or together, and to accept in payment therefor money or other property, tangible or intangible, actually received, or labor or services actually performed for the Company, for its benefit or in its formation.

         (b)  On the date hereof, the following number of Membership Interests are hereby allocated to the Members:

Members	Membership Interests

Irvin L. Levy	300

Lester A. Levy, Sr.	300

Robert M. Levy	10

John I. Levy	10

Lester A. Levy, Jr.	10

Walter M. Levy	10

Ann Levy Cox	10

         13.     Contributions. No Member is required to make any capital contribution to the Company. A Member may make capital contributions to the Company in the form of cash, property, services or otherwise only as authorized by a Managing Member, and upon such contribution such Member’s capital account balance shall be adjusted accordingly.

         14.     Withdrawal of Members.

         (a)  No Member may withdraw from the Company except pursuant to an amendment to this Agreement signed by a Managing Member (or, in the case of the withdrawal of both Managing Members, signed by all of the other Members). The effectiveness of such amendment shall, as to the Member designated as a withdrawing Member in such amendment, constitute the withdrawal of such Member as a Member of the Company.

         (b)  Upon the withdrawal of any Member, such withdrawing Member shall, to the extent permitted by applicable law, be entitled to payment of the balance in its capital account, and shall have no further right, interest or obligation of any kind whatsoever as a Member of the Company.

         15.     Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of a Managing Member by executing and delivering a Joinder Agreement substantially in the form attached hereto as Exhibit B and, upon such execution and delivery such additional member shall become a party to this Agreement and shall be deemed a Member hereunder with the number of Membership Interests set forth in the Joinder Agreement.

         16.     Liability of Members. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members nor any officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

         17.     Exculpation and Indemnification. No Member or officer shall be liable to the Company, any Member or any other person or entity who or that has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or officer by this Agreement, except that a Member or officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s or officer’s gross negligence or willful misconduct. To the full extent permitted by applicable law, a Member or officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member or officer by reason of any act or omission performed or omitted by such Member or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or officer by this Agreement, except that no Member or officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member or officer by reason of gross negligence or willful misconduct with respect to such acts or omissions, provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and no Member or officer shall have personal liability on account thereof.

         18.     Amendment. Subject to Section 14, any amendment to this Agreement shall require the consent of both Managing Members.

         19.     Certificates. If at any time a Managing Member determines that it is in the best interests of the Company to issue certificates attesting to the ownership of Membership Interests, each Member shall be entitled to such a certificate in such form as may from time to time be prescribed by a Managing Member. Such certificate shall be signed by an officer of the Company, which signature may be a facsimile thereof. In case the officer of the Company who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be an officer of the Company before such certificate is issued, it may be issued by the Company with the same effect as if such person were an officer of the Company at the time of its issue. The certificate shall contain a legend with respect to any restrictions on transfer.

         20.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

         21. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

/s/ Irvin L. Levy

Irvin L. Levy

/s/ Lester A. Levy, Sr.

Lester A. Levy, Sr.

/s/ Robert M. Levy

Robert M. Levy

/s/ John I. Levy

John I. Levy

/s/ Lester A. Levy, Jr.

Lester A. Levy, Jr.

/s/ Walter M. Levy

Walter M. Levy

/s/ Ann Levy Cox

Ann Levy Cox

Exhibit A

Shares of NCH Corporation
Name	owned beneficially or of record:

Irvin L. Levy	1,434,407 6/9

Lester A. Levy, Sr.	1,408,028 6/9

Robert M. Levy	47,302

John I. Levy	68,497

Lester A. Levy, Jr.	23,942

Walter M. Levy	22,389

Ann Levy Cox	6,749

Exhibit B

JOINDER AGREEMENT

              (the “Joining Member”) is executing and delivering this Joinder Agreement (this “Joinder Agreement”) pursuant to Section 15 of the Limited Liability Company Agreement of Ranger Holding LLC, a Delaware limited liability company (the “Company”), dated as of December      , 2001 (the “LLC Agreement”), among Irvin L. Levy, Lester A. Levy, Sr., Robert M. Levy, John I. Levy, Lester A. Levy, Jr. and Walter M. Levy as members.

         The Company has agreed to issue on the date hereof, and the Joining Member acknowledges receipt of,      Membership Interests in the Company in exchange for a contribution to the Company by the Joining Member of cash in the amount of $     or such other property, services or other form of consideration as a Managing Member shall approve.

         The Joining Member acknowledges receipt of, and having read, a copy of the LLC Agreement. The Joining Member hereby agrees to become a party to and accepts and agrees to be bound by, and further covenants and agrees that it will comply with, all of the terms and conditions of the LLC Agreement (as the same may be amended from time to time). It is understood that by virtue of executing this Joinder Agreement the undersigned shall become a Member of the Company and have all the rights and obligations of a Member, all as defined in the LLC Agreement.

         Accordingly, the Joining Member has executed and delivered this Joinder Agreement as of the     day of           ,           .

By:                                                                   Name:

Acknowledged and accepted:

RANGER HOLDING LLC

By:

Name:
Title: Managing Member